NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

1[Rider C

Enhanced Rate Index-Linked Account Allocation Options – Initial Term Strategies]

This Rider is attached to and made a part of your Policy. Capitalized terms used but not defined in this Rider have the meaning set forth in your Policy. In the case of a conflict between any provisions contained in your Policy and this Rider, the provisions of this Rider will control. Should this Rider terminate while your Policy is in effect, the provisions of this Rider, including any restrictions, will no longer apply and any provisions amended or replaced in your Policy by the terms of this Rider will revert to the provisions of your Policy.

This Rider describes the Initial Term Strategies which are Index-Linked Account Allocation Options.

When you purchase the Policy, you may allocate all or a portion of your Premium Payment to one or more Initial Term Strategies we make available, as described on the Rider Data Page. Each Initial Term Strategy is made up of a series of Segments with the same Interest Crediting Method, Index, Standard Rate, Enhanced Rate(s), and Crediting Floor. Interest, if any, is credited to a Segment on the Segment Maturity Date in the form of an Index-Linked Credit.

The Rider Data Page shows the Interest Crediting Method and Index for the Initial Term Strategy(ies) you elected. The Crediting Floor and applicable rates are also shown on the Rider Data Page. You cannot elect additional Initial Term Strategies once your Policy is issued.

Definition of Terms

Crediting Floor: This percentage is used to calculate the lowest Index-Linked Credit that may be applied to a Segment Value. The Crediting Floor is always zero or greater. The Crediting Floor is stated on the Rider Data Page.

Enhanced Rate: The higher Cap and Flat Rate(s) used to calculate an Index-Linked Credit on the Segment Maturity Date if an Enhanced Rate Threshold is met.

Enhanced Rate Allocation: The amount of Premium Payment allocated to the Enhanced Rate Allocation Options.

Enhanced Rate Allocation Options: The Fixed Account and Investment Divisions.

Enhanced Rate Threshold: The percentage of your Premium Payment that is required to be allocated to the Enhanced Rate Allocation Options and maintained as of the Segment Maturity Date in order to qualify for an Enhanced Rate. This percentage(s) is displayed on the Rider Data Page.

Index-Linked Credit: A dollar amount we may credit to your Segment Value. The Index-Linked Credit amount is determined by the Interest Crediting Method described on the Rider Data Page.

Interest Crediting Method: The method described on the Rider Data Page that determines the amount of interest, if any, that will be credited to a Segment Value.

Index: The index used by the Interest Crediting Method. The Index associated with an Interest Crediting Method is shown on the Rider Date Page.

Index Performance: The percentage change in the Index Value measured from the Segment Start Date to any day, including the last day, of the Segment. Index Performance can be positive, zero or negative.

Index Value: The closing price of the Index on any given Business Day. The closing price of the Index is the price reported by a third-party source at a consistent time each Business Day. If the Index Value is not available on any given Business Day, then the Index Value as of the next available Business Day will be used. The Index Value may not include dividends paid by the companies issuing the stocks comprising the Index.

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Pro-Rata Withdrawals: Partial Withdrawals where the requested amount is withdrawn proportionally from each applicable Investment Division, Segment, and the Fixed Account based on the allocation of the Policy’s Accumulation Value at the time of the withdrawal.

Rider Termination Date: The date this Rider terminates and the provisions of this Rider no longer apply.

Segment: The unit of investment for the Index-Linked Account, each lasting for a one-year period during which Index Performance is measured.

Segment Maturity Date: The final day of a Segment.

Segment Start Date: The first day of a Segment when the one-year period commences during which Index Performance is measured.

Segment Value: For each Segment the Segment Value on the Segment Start Date is the amount in the Segment on the Segment Start Date. On any other date, the Segment Value is equal to the Segment Value as of the previous day reduced by any subsequent withdrawal, any surrender charge, and increased on the Segment Maturity Date by the amount of an Index-Linked Credit, if any, credited to the Segment. If a Segment Start Date or Segment Maturity Date is on a non-business day, the applicable Segment Value is determined on the next Business Day.

Standard Rate: The minimum Cap Rate or Flat Rate applicable to each Segment of an Initial Term Strategy if no Enhanced Rate applies. This rate is displayed on the Rider Data Page.

Rider Provisions

1. Discontinuation of or Substantial Change to an Index

If an Index is discontinued, if the calculation of the Index is changed substantially, or if we are unable to utilize the Index in the manner intended by this Rider, we may substitute a comparable index subject to approval by the Interstate Insurance Product Regulation Commission. Before a substitute index is used, we will notify you of the substitution.

If we discontinue an Index prior to a Segment Maturity Date and substitute a similar index, your Segment Value will remain in the Segment and the new Index will be used by the Interest Crediting Method.

If we discontinue an Index prior to a Segment Maturity Date and we do not substitute a similar index, the Segment Maturity Date will occur on the last day on which we use the Index and the Initial Term Strategy utilizing the Index will no longer be available.

2. Transfers From the Index-Linked Account

On the Segment Maturity Date, you may transfer the Segment Value to one or more of the Allocation Options we make available, subject to any transfer limitations specified in the Policy, riders, and endorsements. To elect a transfer, you must provide us with instructions as detailed on the Rider Data Page.

If on the Segment Maturity Date we have not received your transfer instructions, we will automatically transfer the Segment Value as described on the Rider Data Page.

3. Partial Withdrawals From the Index-Linked Account

Amounts withdrawn from a Segment before the Segment Maturity Date will not be used in calculating the Index-Linked Credit, if any, for that Segment. In the event of a withdrawal, the Segment Value will be reduced on the withdrawal date by the withdrawal amount and adjusted for any applicable fees and charges. There will be no Index-Linked Credit applied to amounts withdrawn from a Segment before the Segment Maturity Date, unless we state otherwise on the Rider Data Page.

4. Enhanced Rate Threshold

On the first Segment Maturity Date, if your Enhanced Rate Allocation, minus the amount of any prior transfers and Partial Withdrawals, excluding Pro-Rata Withdrawals, taken from the Enhanced Rate Allocation Options, meets

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one or more Enhanced Rate Thresholds, the Enhanced Rate corresponding with the highest threshold met, if applicable, will apply to that Segment in lieu of the Standard Rate. If a transfer or Partial Withdrawal, excluding Pro-Rata Withdrawals, is subsequently taken from the Enhanced Rate Allocation Options, such amount will be deducted from the Enhanced Rate Allocation for purposes of determining if an Enhanced Rate Threshold is met as of the Segment Maturity Date following the date of such transfer or Partial Withdrawal. If no Enhanced Rate Threshold is met as of a Segment Maturity Date, the Standard Rate will apply. Refer to the Enhanced Rate Eligibility Formula on the Rider Data Page.

Once a transfer or Partial Withdrawal reduces your Enhanced Rate Allocation below an Enhanced Rate

Threshold, you will not be eligible to receive the corresponding Enhanced Rate on future Segment Maturity Dates regardless of interest crediting or investment performance.

5. Surrender of Policy

If you surrender this Policy on a Segment Maturity Date, any Index-Linked Credit applicable to that Segment will be credited prior to surrender. If you surrender on a date prior to the Segment Maturity Date, there will be no Index-Linked Credit applied to that Segment, unless we state otherwise on the Rider Data Page.

6. Death Benefit

If we calculate a death benefit on the Segment Maturity Date, any Index-Linked Credit applicable to that Segment will be applied prior to calculation of the death benefit. If we calculate a death benefit on a date prior to the Segment Maturity Date, there will be no Index-Linked Credit applied to that Segment, unless we state otherwise on the Rider Data Page.

7. Annuity Commencement Date

If the Annuity Commencement Date is on the Segment Maturity Date, any Index-Linked Credit applicable to that Segment will be credited prior to determining the Income Payment amount. If the Annuity Commencement Date is prior to the Segment Maturity Date, there will be no Index-Linked Credit applied to that Segment, unless we state otherwise on the Rider Data Page.

8. Termination

This Rider will end on the earliest to occur of the following events:

(a)	The Rider Termination Date shown on the Rider Data Page;

(b)	The Annuity Commencement Date;

(c)	If you fully surrender this Policy for any reason;

(d)	If the Policy is terminated.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

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NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

[1][Rider C – Enhanced Rate Index-Linked Account Allocation Options – Initial Term Strategies]

DATA PAGE

RIDER EFFECTIVE DATE: [POLICY DATE]

RIDER TERMINATION DATE: The earliest of the [2][7th] Policy Anniversary or the date your balance in all Initial Term Strategies is zero.

Initial Term Strategies				
Interest Crediting Method	**Index**	[5] **Standard Rate**	**Enhanced Rate [50%] Threshold**	[6]**[Amount of Premium Payment Allocation*]**
[3][Cap Rate Method]	[4][S&P 500® Index]	X%	X%	[6][$10,000]
[3][Cap Rate Method]	[4][Russell 2000® Index]	X%	X%	[6][$10,000]
[3][Flat Rate Method]	[4][S&P 500® Index]	X%	X%	[6][$10,000]
[3][Flat Rate Method]	[4][Russell 2000® Index]	X%	X%	[6][$10,000]

[6][* Based on the amount of Premium Payment received on the Policy Date]

The Index Value used in calculating the Index-Linked Credit does not include dividends. The elements used in determining the amount of an Index-Linked Credit are not guaranteed and can be changed by the Company, subject to the guarantees in the Policy and this Rider. Any such changes can affect the amount of an Index-Linked Credit.

[7][**Cap Rate:** This percentage is used to calculate the maximum Index-Linked Credit that may be applied to a Segment that uses the Cap Rate Method.

Flat Rate: This percentage is used to calculate the Index-Linked Credit, if any, that is applied to a Segment that uses the Flat Rate Method, if the Index Performance is equal to or greater than zero.]

PREMIUM PAYMENT: On the Policy Date we allocate all or a portion of your Premium Payment as you direct to the Initial Term Strategy(ies) as shown in the chart above. Any portion of a Premium Payment meeting the requirements of the Policy and allocated to a Segment in an Initial Term Strategy after the Policy Date will be treated as having been applied on the Policy Date for purposes of the Interest Crediting Method(s).

SEGMENT START DATE: The first Segment Start Date for each Initial Term Strategy is the Policy Date. The Segment Start Date for each subsequent Segment in an Initial Term Strategy is the Policy Anniversary.

SEGMENT MATURITY DATE: For each Segment, this is the 1st anniversary of the Segment Start Date. Each Segment expires on its Segment Maturity Date.

ICC23V-R02D **SPECIMEN**

TRANSFERS You cannot transfer assets into an Initial Term Strategy. On the Segment Maturity Date, you may transfer the Segment Value to one or more of the available Allocation Options, subject to any transfer limitations specified in the Policy, riders, and endorsements. TRANSFER REQUESTS: You must submit your transfer request within 8[thirty (30)] calendar days prior to the Segment Maturity Date or we will automatically (i) transfer the Segment Value to the next Segment of the same Initial Term Strategy or, (ii) on the Rider Termination Date, we will transfer the Segment Value to a Recurring Term Segment with the same Index and Interest Crediting Method as the previous Segment, at the rate in effect on the Segment Start Date; or iii) if that Recurring Term Strategy is no longer available, we will transfer the Segment Value to the Fixed Account. You can change the transfer destination if we receive your request no later than 9[5 business days] after the Segment Maturity Date. ENHANCED RATE ELIGIBILITY FORMULA 10 On the Segment Maturity Date, we will determine whether a Standard Rate or an Enhanced Rate will be used in the Interest Crediting Method for that Segment using the following formula: (a) minus (b), divided by C, where: a) is the Enhanced Rate Allocation b) is the total dollar amount of transfers and Partial Withdrawals, excluding Pro-Rata Withdrawals, taken from the Enhanced Rate Allocation Options on and after the Policy Date; and c) is the Premium Payment. If the result is equal to or greater than [0.50], the Enhanced Rate will apply. If the result is less than [0.50], the Standard Rate will apply. INTEREST CREDITING METHOD(S) The Index-Linked Account Accumulation Value can never decrease solely as a result of the Interest Crediting Method(s). Crediting Floor: 0% The Crediting Floor is guaranteed not to change while the Rider is in effect. 11[Cap Rate Method: An Interest Crediting Method that applies an Index-Linked Credit equal to the Index Performance if the Index Performance is greater than zero, but not to exceed the Cap Rate. If the Index Performance is zero or less, no Index-Linked Credit is applied. 1. On the Segment Maturity Date, we calculate the Index Performance as (a) divided by (b) minus 1, where: a) is the Index Value on the Segment Maturity Date, and b) is the Index Value on the Segment Start Date. 2. (i) If the Index Performance is equal to or greater than the applicable Cap Rate, we calculate the Index-Linked Credit as (a) multiplied by (b), where: a) is the Segment Maturity Date Segment Value, and b) is the applicable Cap Rate. (ii) If the Index Performance is less than the applicable Cap Rate but greater than the Crediting Floor, we calculate the Index-Linked Credit as (a) multiplied by (b), where: ICC23V-R02D SPECIMEN

a) is the Segment Maturity Date Segment Value, and
b) is the Index Performance.

(iii) If the Index Performance is less than or equal to the Crediting Floor, we calculate the Index-Linked Credit as (a) multiplied by (b), where:
a) is the Segment Maturity Date Segment Value, and
b) is the Crediting Floor.

The Segment Value will be increased by any applicable Index-Linked Credit on the Segment Maturity Date.

If an Index Value is not published for a Segment Start Date or a Segment Maturity Date, the Index Value for the applicable date will be the next published Index Value.

Flat Rate Method:
An Interest Crediting Method that applies an Index-Linked Credit equal to the Flat Rate, if the Index Performance is equal to or greater than zero.

On the Segment Maturity Date, if the Index Value is equal to or greater than it was on the Segment Start Date, then the Index Performance is equal to or greater than zero, and we calculate the Index-Linked Credit as (a) multiplied by (b), where:
a) is the Segment Maturity Date Segment Value, and
b) is the applicable Segment Flat Rate.

If the Index Value is less than it was on the Segment Start Date, then the Index Performance is less than zero, and we calculate the Index-Linked Credit as (a) multiplied by (b), where:
a) is the Segment Maturity Date Segment Value, and
b) is the Crediting Floor.

The Segment Value will be increased by any applicable Index-Linked Credit on the Segment Maturity Date.

If an Index Value is not published for a Segment Start Date or a Segment Maturity Date, the Index Value for the applicable date will be the next published Index Value.]

[12][Pro-Rated Index-Linked Credit Upon Full Annuitization:

If the Annuity Commencement Date occurs prior to a Segment Maturity Date, any Index-Linked Credit will be pro-rated. The pro-rated Index- Linked Credit is calculated using the Annuity Commencement Date as the Segment Maturity Date, then adjusting the Index-Linked Credit by multiplying it by the number of days in the Segment (counting from the Segment Start Date to the Annuity Commencement Date), then dividing by the number of days from the Segment Start Date to the original Segment Maturity Date. If the result is greater than zero, it will be applied as an Index-Linked Credit to the Segment Value on the Annuity Commencement Date.]

ICC23V-R02D	SPECIMEN